Exhibit 99.1

CONTACT:

Bell Industries, Inc.	PondelWilkinson Inc.
Kevin Thimjon, Chief Financial Officer 317-704-6000	Roger S. Pondel/Angie H. Yang 310-279-5980
BELL INDUSTRIES REPORTS FINANCIAL RESULTS
FOR 2007 THIRD QUARTER, NINE MONTHS
     INDIANAPOLIS — November 14, 2007 — Bell Industries, Inc. (AMEX:BI) today reported a 60% increase in net revenues for the third quarter ended September 30, 2007 to $58.7 million from $36.7 million a year ago, principally reflecting approximately $22.2 million in contributions from its SkyTel unit acquired January 31, 2007.
     Bell recorded a net loss of $1.8 million, or $0.20 per share, for the three months ended September 30, 2007. This compares with a net loss from continuing operations of $1.7 million, or $0.20 per share, in the prior-year third quarter, which included an income tax benefit of $843,000. In the 2006 third quarter, Bell posted a loss on sale of discontinued operations of $710,000, representing income taxes allocated to the company’s J.W. Miller division which was sold during the 2006 second quarter. Including discontinued operations, the company incurred a net loss of $2.5 million, or $0.29 per share.
     SkyTel contributed approximately $22.2 million in revenues for the 2007 third quarter and incurred an operating loss of $495,000, including depreciation, amortization and accretion expense of $1.2 million.
     Net revenues for Bell’s Technology Solutions division were modestly higher at $24.6 million for the 2007 third quarter, compared with $24.4 million in the prior-year period. Product revenues for the three months ended September 30, 2007 rose to $17.8 million from $16.4 million a year earlier. Services revenues totaled $6.8 million in the current third quarter, compared with $8.0 million in the same 2006 period with the decline primarily reflecting the closure of Bell’s Springfield, Mo. call center following an unexpected notification from the facility’s sole customer, SunRocket, Inc., that it was ceasing operations. Bell’s Technology Solutions division posted an operating loss of $140,000 for the 2007 third quarter versus an operating loss of $1.6 million a year ago, which included approximately $1.5 million in losses from start-up and related costs associated with the SunRocket engagement.
     As previously announced, Bell assigned the Springfield call center lease to an unrelated company effective August 1, 2007 and received $900,000 in proceeds from the sale of certain assets at the facility.
     Bell’s Recreational Products Group posted net revenues of $11.8 million for the 2007 third quarter, compared with $12.3 million a year ago. Operating income increased to $575,000 from $479,000 in the 2006 third quarter, benefiting from improved gross margins and a decrease in selling, general and administrative expenses.
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Bell Industries, Inc.
2-2-2

     For year-to-date period, net revenues rose 73% to $160.8 million from $92.8 million in the prior-year comparable period. Bell sustained a net loss of $8.1 million, equal to $0.94 per share, for the nine months of the current fiscal year, compared with a loss from continuing operations of $3.5 million, equal to $0.41 per share, for the comparable 2006 period or net income of $1.4 million, or $0.16 per diluted share, including income and a gain on sale from discontinued operations.
     Subsequent to the close of the 2007 third quarter, Bell completed the sale of certain assets to Sprint Nextel Corp. for $13.5 million, receiving $12.5 million in cash, with the remaining balance due in 18 months, subject to certain conditions. The assets represented stock ownership interests in entities that hold Federal Communications Commission (FCC) licenses to operate wireless communications in certain bandwidths. Originally acquired as part of Bell’s purchase of SkyTel Corp earlier this year, the company said the assets were not integral to the division’s current business operations and have no impact on the services provided to SkyTel customers.
About Bell Industries, Inc.
     Bell Industries is comprised of three diversified operating units, Bell’s Technology Solutions business, SkyTel and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of customizable and scalable technology solutions ranging from managed technology services to reverse logistics and mobile/wireless solutions. SkyTel provides nationwide wireless data and messaging services, including email, interactive two-way messaging, wireless telemetry services, traditional text and numeric paging and automated vehicle location. Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle markets, including marine, snowmobile, cycle and ATV.
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(Tables Follow)

Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Net revenues
Products	$29,601	$28,654	$72,665	$70,049
Services	29,055	8,025	88,138	22,754

	58,656	36,679	160,803	92,803

Costs and expenses
Cost of products sold	24,996	23,867	60,585	57,023
Cost of services provided	19,831	6,695	59,237	18,572
Selling and administrative	14,948	8,826	49,378	22,841
Interest expense (income), net	672	(166)	1,665	(375)
Gain on sale of assets	(39)	—	(2,012)	—

	60,408	39,222	168,853	98,061

Loss from continuing operations before income tax	(1,752)	(2,543)	(8,050)	(5,258)
Income tax expense (benefit)	8	(843)	40	(1,720)

Income (loss) from continuing operations	(1,760)	(1,700)	(8,090)	(3,538)
Income (loss) from discontinued operations, net of tax		(85)		492
Gain (loss) on sale of discontinued operations, net of tax		(710)		4,443

Net income (loss)	$(1,760)	$(2,495)	$(8,090)	$1,397

Basic and diluted share data
Loss from continuing operations
Basic	$(.20)	$(.20)	$(.94)	$(.41)

Diluted	$(.20)	$(.20)	$(.94)	$(.41)

Net income (loss)
Basic	$(.20)	$(.29)	$(.94)	$.16

Diluted	$(.20)	$(.29)	$(.94)	$.16

Weighted average common stock
Basic	8,650	8,568	8,627	8,565

Diluted	8,650	8,568	8,627	8,603

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions
Products	$17,759	$16,403	$36,185	$32,642
Services	6,827	8,025	25,816	22,754

	24,586	24,428	62,001	55,396
SkyTel	22,228		62,322
Recreational Products	11,842	12,251	36,479	37,407

	$58,656	$36,679	$160,802	$92,803

Operating income (loss)
Technology Solutions	$(140)	$(1,580)	$(3,983)	$(2,798)
SkyTel	(495)		218
Recreational Products	575	479	790	1,695
Corporate costs	(1,059)	(1,608)	(5,422)	(4,530)

	(1,119)	(2,709)	(8,397)	(5,633)
Gain on sale of assets	(39)		(2,012)
Interest expense (income), net	672	(166)	1,665	(375)
Income tax benefit (expense)	8	(843)	40	(1,720)

Loss from continuing operations	$(1,760)	$(1,700)	$(8,090)	$(3,538)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$254	$3,637
Accounts receivable	26,954	16,835
Inventories	9,661	9,548
Assets held for sale	12,526
Prepaid expenses and other	6,253	2,761

Total current assets	55,648	32,781

Fixed assets, net	19,373	3,553
Intangible assets	3,097
Acquisition deposit		3,450
Acquisition related costs		1,689
Other assets	2,565	1,641

	$80,683	$43,114

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Floor plan payables	$2,609	$213
Revolving credit facility	11,428
Accounts payable	19,515	12,419
Deferred revenue	6,555
Accrued payroll and liabilities	11,845	8,606

Total current liabilities	51,952	21,238

Convertible note	8,760
Long-term liabilities	8,218	3,622
Shareholders’ equity	11,753	18,254

	$80,683	$43,114